Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        FRANKLIN STREET PROPERTIES CORP.,

                         BLUE LAGOON ACQUISITION CORP.,

                          INNSBROOK ACQUISITION CORP.,

                         WILLOW BEND ACQUISITION CORP.,

                       380 INTERLOCKEN ACQUISITION CORP.,

                        ELDRIDGE GREEN ACQUISITION CORP.

                          FSP BLUE LAGOON DRIVE CORP.,

                              FSP INNSBROOK CORP.,

                      FSP WILLOW BEND OFFICE CENTER CORP.,

                            FSP 380 INTERLOCKEN CORP.

                                       AND

                            FSP ELDRIDGE GREEN CORP.



                                 March 15, 2006

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                                TABLE OF CONTENTS
                                -----------------


ARTICLE 1  THE MERGERS.......................................................1
1.1  The Mergers.............................................................1
1.2  The Closing.............................................................2
1.3  Effective Time..........................................................2
1.4  Additional Action.......................................................2
1.5  Dissenting Shares.......................................................2
1.6  No Further Rights.......................................................3
1.7  Withholding Rights......................................................3

ARTICLE 2  MERGER CONSIDERATION..............................................3
2.1  Cancellation of Target Stock............................................3
2.2  Merger Consideration....................................................4
2.3  Registration of Shares..................................................5
2.4  Limitations on Registration Rights......................................5
2.5  Registration Procedures.................................................6
2.6  Requirements of Target REIT Stockholders................................7
2.7  Indemnification.........................................................8
2.8  Assignment of Rights....................................................8

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
              ACQUISITION SUBSIDIARIES.......................................8
3.1  Due Organization; Authority.............................................8
3.2  Authorization; Validity; Effect of Agreement............................9
3.3  Capitalization..........................................................9
3.4  No Violation...........................................................10
3.5  FSP Investments LLC; Due Organization..................................11
3.6  Financial Statements...................................................11
3.7  SEC Documents..........................................................11
3.8  Litigation.............................................................12
3.9  Tax Matters............................................................12
3.10  Full Disclosure.......................................................13

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS...............13
4.1  Due Organization; Authority............................................13
4.2  Authorization; Validity; Effect of Agreement...........................14
4.3  Financial Statements...................................................14
4.4  Contracts and Commitments..............................................14
4.5  No Violation...........................................................14
4.6  Litigation.............................................................15
4.7  Title to Assets........................................................15
4.8  Real Property..........................................................16
4.9  Real Property Leases...................................................17
4.10  Compliance with Laws; Permits; Environmental Matters..................18
4.11  Taxes.................................................................19
4.12  No Existing Discussions...............................................20
4.13  Full Disclosure.......................................................20
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ARTICLE 5  COVENANTS AND ADDITIONAL AGREEMENTS..............................21
5.1  Conduct of Business....................................................21
5.2  Other Actions..........................................................21
5.3  Approval of Target REIT Stockholders...................................21
5.4  Consents and Approvals.................................................22
5.5  No Solicitation........................................................22
5.6  Dividends..............................................................25
5.7  Listing of Shares......................................................25
5.8  Indemnification........................................................25

ARTICLE 6  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS.....26

ARTICLE 7  TERMINATION AND WAIVER...........................................27
7.1  Termination............................................................27
7.2  Effect of Termination..................................................28
7.3  Extension; Waiver......................................................29
7.4  No Survival of Representations and Warranties..........................29

ARTICLE 8  MISCELLANEOUS....................................................29
8.1  Assignment.............................................................29
8.2  Risk of Loss...........................................................29
8.3  Fees and Expenses......................................................30
8.4  Entire Agreement; Modifications; Amendments............................30
8.5  Notices................................................................30
8.6  Interpretation.........................................................31
8.7  Captions...............................................................31
8.8  Counterparts...........................................................31
8.9  Binding Effect.........................................................32
8.10  Attorneys' Fees.......................................................32
8.11  No Waiver; Severability...............................................32
8.12  No Joint and Several Liability........................................32
8.13  Applicable Law........................................................33

Exhibit A--List of Properties
Exhibit B--Merger Consideration
Exhbiit C--Examples of Calculation of Merger Consideration

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                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 15, 2006 by and among Franklin Street Properties Corp. (the "Company"), a Maryland corporation, the wholly-owned acquisition subsidiaries of the Company, each a Delaware corporation (each an "Acquisition Subsidiary" and, collectively, the "Acquisition Subsidiaries"), listed on the signature pages hereto and the other corporations, each a Delaware corporation (each, a "Target REIT" and, collectively, the "Target REITs"), also listed on the signature pages hereto.

                                    RECITALS

            WHEREAS, the Target REITs are the owners of certain real properties listed on Exhibit A hereto (each such property, including any buildings, structures or other improvements situated thereon, a "Property" and, collectively, the "Properties");

            WHEREAS, the board of directors of the Company (the "Company Board"), boards of directors of each of the Acquisition Subsidiaries (such boards of directors, collectively, the "Acquisition Boards of Directors") and the boards of the directors of each of the Target REITs (such boards of directors, collectively, the "Target Boards of Directors") believe that it is in the best interests of the Company, each of the Acquisition Subsidiaries and each of the Target REITs, respectively, and their respective stockholders, to consummate, and have approved, the business combination transaction provided for herein, pursuant to which each Target REIT will be merged with and into an Acquisition Subsidiary, with the respective Acquisition Subsidiary continuing as the surviving entity (each such transaction, a "Merger" and, collectively, the "Mergers");

            WHEREAS, the Company Board, the Acquisition Boards of Directors and the Target Boards of Directors have agreed to effect the transactions provided for herein upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company, the Acquisition Subsidiaries and the Target REITs desire to make certain representations, warranties and agreements in connection with the Mergers.

            NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1   THE MERGERS

      1.1 The Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), each Target REIT will be merged with and into an Acquisition Subsidiary in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), and the separate existence of each Target REIT shall thereupon cease. Each Acquisition Subsidiary


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shall continue as the surviving entity of the Mergers (each a "Surviving
Corporation" and collectively, the "Surviving Corporations"). The parties hereby agree that FSP Blue Lagoon Drive Corp. will merge with and into Blue Lagoon Acquisition Corp.; FSP Innsbrook Corp. will merge with and into Innsbrook Acquisition Corp.; FSP Willow Bend Office Center Corp. will merge with and into Willow Bend Acquisition Corp.; FSP 380 Interlocken Corp. will merge with and into 380 Interlocken Acquisition Corp.; and FSP Eldridge Green Corp. will merge with and into Eldridge Green Acquisition Corp.

      1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the "Closing") shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 9:00 a.m., local time, on April 28, 2006 or at such other time and date following the day on which the last of the conditions set forth in
Article 6 shall be fulfilled or waived in accordance herewith. The holders of preferred stock, par value $0.01 per share, in the Target REITs ("Target Stock") are hereinafter referred to as the "Target REIT Stockholders." The common stock of the Company, $0.0001 par value per share is hereinafter referred to as the "Common Stock". The date on which the Closing occurs is hereinafter referred to as the "Closing Date." After giving effect to the Mergers, the Company and the Surviving Corporations are hereinafter referred to as the "Combined Company."

      1.3 Effective Time. If all of the conditions to a particular Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith with respect to the Company and the applicable Target REIT and this Agreement shall not have been terminated as provided in Article 7 or Section 8.2(b), the parties hereto shall promptly cause to be properly executed, verified and delivered for filing on the Closing Date a certificate of merger satisfying the requirements of the DGCL for such Merger (a "Certificate of Merger"). A Merger shall become effective upon the acceptance for record of its Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time upon which the parties hereto shall have agreed and designated in such filing in accordance with applicable law as the effective time of the Mergers (the "Effective Time").

      1.4 Additional Action. The Surviving Corporations may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the respective Target REIT or the respective Acquisition Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement.

      1.5 Dissenting Shares.

            (a) For purposes of this Agreement, "dissenting shares" means Target Stock held as of the Effective Time by a Target REIT Stockholder who has not voted such Target Stock in favor of the adoption of this Agreement and the Merger with respect to such Target REIT and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting shares shall not be converted into or represent the right to receive


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the Merger Consideration (as defined below) unless the Target REIT Stockholder holding such dissenting shares shall have forfeited his or her right to appraisal under the DGCL or properly withdrawn his or her demand for appraisal. If such Target REIT Stockholder has so forfeited or withdrawn his or her right to appraisal of dissenting shares, then (i) as of the occurrence of such event, such holder's dissenting shares shall cease to be dissenting shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Target Stock pursuant to Section 2.2 hereof, and (ii) promptly following the occurrence of such event, the Company or the Surviving Corporation shall deliver to such Target REIT Stockholder shares of Common Stock and any cash in lieu of fractional shares of Target Stock, if applicable, to which such holder is entitled pursuant to Section 2.2 hereof.

            (b) Each Target REIT shall give the Company (i) prompt notice of any written demands for appraisal of any Target Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the respective Target REIT and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. No Target REIT shall, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal of Target Stock or offer to settle or settle any such demands.

      1.6 No Further Rights. From and after the Effective Time, no Target Stock shall be deemed to be outstanding, and holders of Target Stock shall cease to have any rights with respect thereto except as provided herein or by law.

      1.7 Withholding Rights. Notwithstanding any provision of this Agreement, each of the Company and any Acquisition Subsidiary shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement, as applicable, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the Target REIT Stockholders and any other recipients of payments hereunder. To the extent the amounts are so withheld by either the Company or any Acquisition Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Target REIT shares in respect of which such deduction and withholding was made by the Company or the Acquisition Subsidiary.

ARTICLE 2   MERGER CONSIDERATION

      2.1 Cancellation of Target Stock. As a result of the Mergers and without any action on the part of the Target REIT Stockholders, all Target Stock in each Target REIT with respect to which a Merger has become effective shall cease to be outstanding, shall be cancelled and retired and shall cease to exist and each Target REIT Stockholder shall thereafter cease to have any rights with respect to such Target Stock (other than with respect to any dissenting shares).


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      2.2 Merger Consideration.

            (a) At the Effective Time, by virtue of the Mergers and without any further action by the Company, any Acquisition Subsidiary or any Target REIT, each Target REIT Stockholder (other than the Company) in each Target REIT with respect to which a Merger has become effective shall receive for each share of Target Stock of such Target REIT that such Target REIT Stockholder holds of record, that number of shares of Common Stock in the Company as is equal to the Exchange Ratio. (If the Target REIT Stockholder holds a fractional share of Target Stock, the Exchange Ratio shall be multiplied by the applicable fraction.) The Exchange Ratio for the Target Stock of a particular Target REIT shall be the price per share of Target Stock ("Price Per Share") set forth on Exhibit B attached hereto opposite the name of the applicable Target REIT divided by the Market Value of the Common Stock (the "Merger Consideration"). The "Market Value" of the Common Stock means the Volume Weighted Average Price of the Common Stock over the 20 consecutive trading days ending on the second trading day prior to the Closing Date, rounded to the nearest whole cent. The "Volume Weighted Average Price" means the average price at which the Common Stock trades on the American Stock Exchange, adjusted for the size of each trade, and is calculated by multiplying the number of shares involved in each trade of Common Stock by the price of such trade, adding all of the values so obtained and dividing that sum by the total number of shares of Common Stock traded on the American Stock Exchange over the period. Notwithstanding the foregoing, if the Market Value is less than $20.00, then the Merger Consideration for a share of Target Stock shall equal the sum of (A) cash in the amount of (i) the Price Per Share for such Target Stock times (ii) the Applicable Percentage plus (B) that number of shares of Common Stock as is equal to the product of (i) the difference resulting from the subtraction from (x) 100% of (y) the Applicable Percentage times (ii) the Exchange Ratio. The "Applicable Percentage" means (I) the amount by which the Market Value is less than $20.00, divided by (II) $20.00, expressed as a percentage. By way of example, if the Market Value were $19.00 and the Price Per Share for the Target Stock in question were $100.00, the Applicable Percentage would be 5% and the Merger Consideration for one share of such Target Stock would consist of $5.00 in cash and five shares of Common Stock. Set forth on Exhibit C hereto are other examples of calculations of Merger Consideration.

            At the Effective Time, by virtue of the Mergers and without any further action by any party, each share of common stock, $.0001 par value per share, of each Target REIT held by the Company and each share of Target Stock held by the Company shall be cancelled and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor, and the Company hereby waives any right that it may have under the certificate of incorporation of each Target REIT or otherwise to receive any consideration in the Mergers in respect of such shares of Target REIT common stock or Target Stock.

            (b) No certificate or scrip representing fractional shares of Common Stock shall be issued upon the cancellation of Target Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. Notwithstanding any other provision of this Agreement, each holder of shares of Target Stock converted pursuant to the


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Mergers who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all Target Stock certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Common Stock multiplied by the Market Value, such amount to be rounded up to the nearest whole cent.

            (c) The Company shall issue certificates representing shares of Common Stock and the cash Merger Consideration upon the cancellation of Target Stock as soon as practicable after the Effective Time.

            (d) The directors and officers of each Acquisition Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the respective Surviving Corporations, each to hold office in accordance with the Certificate of Incorporation and Bylaws of such Surviving Corporation. The certificate of incorporation and by-laws of each Acquisition Subsidiary immediately prior to the Effective Time shall be the initial certificate of incorporation and by-laws of the respective Surviving Corporation, except that the name of each Surviving Corporation shall be amended to be the name of the respective Target REIT immediately prior to the Effective Time.

            (e) The Merger Consideration, including any cash payments, shall be adjusted to reflect any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Common Stock or Target Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      2.3 Registration of Shares. The Company shall file with the Securities and Exchange Commission ("SEC"), within 30 days following the Closing, a registration statement on Form S-3 covering the resale to the public by the Target REIT Stockholders of the Common Stock issued hereunder, and no other securities (the "Stockholder Registration Statement"). The Company shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable. The parties agree that the Company may satisfy its obligations to file the Stockholder Registration Statement by filing a shelf registration statement on Form S-3 and to include shares therein by filing a prospectus supplement. The Company shall cause the Stockholder Registration Statement to remain effective until the second anniversary of the Effective Time.

      2.4 Limitations on Registration Rights.

            (a) The Company may, by written notice to the Target REIT Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Target REIT Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that the Company is engaged in any activity or transaction or preparations


                                      -5-
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or negotiations for any activity or transaction that the Company desires to keep confidential for business reasons, if the Company determines in good faith that the public disclosure requirements imposed on the Company under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

            (b) If the Company delays or suspends the Stockholder Registration Statement or requires the Target REIT Stockholders to cease sales of shares pursuant to paragraph (a) above, the Company shall, as promptly as practicable following the termination of the circumstance which entitled the Company to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement or give written notice to all Target REIT Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Company shall enclose such revised prospectus with the notice to Target REIT Stockholders given pursuant to this paragraph (b), and the Target REIT Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

            (c) The Company's delay and suspension right permitted by Section 2.4(a) above may be exercised by the Company for no more than 60 consecutive days on any one occasion and may apply for no greater than an aggregate of 120 days in any 365-day period.

      2.5 Registration Procedures.

            (a) In connection with the filing by the Company of the Stockholder Registration Statement, the Company shall either (i) comply with Rule 172(b) under the Securities Act or (ii) furnish to each Target REIT Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

            (b) The Company shall use its best efforts to register or qualify the shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Company shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction in which the Company is not otherwise so qualified or in which such consent is not otherwise executed.

            (c) If the Company has delivered preliminary or final prospectuses to the Target REIT Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Company shall promptly notify the Target REIT Stockholders and, if requested by the Company, the Target REIT Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Company. The Company shall promptly provide the Target REIT Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Target REIT Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.


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            (d) The Company shall pay the expenses incurred by it in complying with its obligations under the registration rights provisions of this Agreement, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, and fees and expenses of accountants for the Company, but excluding all expenses of the Target REIT Stockholders, which excluded expenses include without limitation (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Target REIT Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Target REIT Stockholders.

      2.6 Requirements of Target REIT Stockholders. The Company shall not be required to include any shares in the Stockholder Registration Statement unless:

            (a) the Target REIT Stockholder owning such shares furnishes to the Company in writing such information regarding such Target REIT Stockholder and the proposed sale of shares by such Target REIT Stockholder as the Company may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

            (b) such Target REIT Stockholder shall have provided to the Company its written agreement:

                  (i) to indemnify the Company and each of its directors and officers against, and hold the Company and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Company or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Target REIT Stockholder furnished pursuant to this Section 2.6; and

                  (ii) to report to the Company sales made pursuant to the Stockholder Registration Statement.

In the event any shares are excluded from the Stockholder Registration Statement as a result of a Target REIT Stockholder failing to comply with the requirements set forth in this Section 2.6, and such Target REIT Stockholder subsequently complies with such requirements, the Company shall promptly take all action necessary to include such Target REIT Stockholder's shares in the Stockholder Registration Statement, including without limitation amending such Stockholder Registration Statement or filing a prospectus supplement with respect thereto; provided, however, that the Company shall not be required to take such action more frequently than once in each calendar quarter.


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      2.7 Indemnification. The Company agrees to indemnify and hold harmless each Target REIT Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Target REIT Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Company by or on behalf of such Target REIT Stockholder for use in the Stockholder Registration Statement. The Company shall have the right to assume the defense and settlement of any claim or suit for which the Company may be responsible for indemnification under this Section 2.7.

      2.8 Assignment of Rights. A Target REIT Stockholder may not assign any of its registration rights under this Agreement except in connection with the transfer of some or all of his, her or its shares of Common Stock to one or more family members (including trusts for the benefit of a family member or members) in connection with estate planning or as a result of death, provided each such transferee agrees in a written instrument delivered to the Company to be bound by the registration rights provisions of this Agreement. The Target REIT Stockholders and the transferees pursuant to this Section 2.8 are third party beneficiaries of the registration rights provisions of this Agreement.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ACQUISITION SUBSIDIARIES

            Each of the Company and the Acquisition Subsidiaries, jointly and severally, represents and warrants to the Target REITs that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered at or prior to the execution hereof to each of the Target REITs (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 3, and the disclosures in any paragraph of the Company Disclosure Schedule shall also be deemed to qualify all other paragraphs in this Article 3.

      3.1 Due Organization; Authority.

            (a) Each of the Company and the Acquisition Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation. The Company (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Company (a "Company Material Adverse Effect").


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            (b) Each of the Company and the Acquisition Subsidiaries has
provided each Target REIT with a true and complete copy of its articles or certificate of incorporation and bylaws, each as amended to date.

            (c) Each Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities or operations and owns no assets.

      3.2 Authorization; Validity; Effect of Agreement. Each of the Company and the Acquisition Subsidiaries has all requisite power, authority and legal right to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the Acquisition Subsidiaries and the consummation by the Company and the Acquisition Subsidiaries of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Acquisition Subsidiaries, respectively, and this Agreement is a legal, valid and binding obligation of the Company and the Acquisition Subsidiaries, enforceable against them in accordance with its terms. Without limiting the generality of the foregoing, subject to the accuracy of the Target REITs' representation in
Article 4A hereof, no vote, consent or approval of the stockholders of the Company is required under applicable law, rule or regulation, rule of the American Stock Exchange, or otherwise, in order for the Company to comply with its obligations hereunder, including without limitation the issuance of shares of Common Stock pursuant to Section 2.2(a) hereof.

      3.3 Capitalization. The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock of which approximately 59,794,608 shares are issued and outstanding as of the date hereof and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the date hereof. Immediately following the consummation of the Mergers, approximately 71,002,390 shares of Common Stock (assuming a Market Value of $20.50) will be issued and outstanding and no shares of preferred stock will be issued and outstanding. The rights and privileges of each class of the Company's capital stock are as set forth in the Company's certificate of incorporation, as amended to date. All shares of the Company's Common Stock issuable pursuant to this Agreement, when issued on the terms and conditions set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Maryland General Corporation Law or the Company's articles of incorporation or by-laws.


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      3.4 No Violation.

            (a) Neither the execution and delivery by the Company or the Acquisition Subsidiaries of this Agreement, nor the consummation by the Company or the Acquisition Subsidiaries of the transactions contemplated hereby and compliance by the Company or the Acquisition Subsidiary with the provisions hereof, will: (i) conflict with or violate any provision of the articles or certificates of incorporation or bylaws, each as amended to date of the Company or the Acquisition Subsidiaries; (ii) require on the part of the Company or the Acquisition Subsidiaries or any Subsidiary (as defined below) of the Company any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) filings to be made after the Effective Time under applicable Federal and state securities laws, (y) the filing of the Certificates of Merger in accordance with the DGCL or (z) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound or to which any of their assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Company or any Subsidiary of the Company; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, the Acquisition Subsidiaries or any Subsidiary of the Company or any of their properties or assets. For purposes of this Agreement, "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Company or the Acquisition Subsidiaries to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the transactions contemplated hereby, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

      3.5 FSP Investments LLC; Due Organization. FSP Investments LLC ("FSP Investments"), a wholly-owned subsidiary of the Company, is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts. FSP Investments is duly registered with the Securities and Exchange Commission ("SEC") as a broker/dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

      3.6 Financial Statements.

            (a) The Company has previously delivered or made available to each of the Target REITs the following financial statements (collectively, the "Company Financial Statements"): (i) consolidated statements of income for the twelve months ended December 31, 2005 (audited), (ii) consolidated statements of cash flows for the twelve months ended December 31, 2005 (audited), (iii) consolidated balance sheet as of December 31, 2005 (audited) (the "Company Balance Sheet"). The Company Financial Statements have been prepared in accordance with generally accepted auditing principles ("GAAP"), applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Company as of their respective dates and for the periods presented therein.

            (b) The Company has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Company Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Company Balance Sheet, (iii) incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Company Material Adverse Effect.

      3.7 SEC Documents. The Company has filed or will file all SEC Documents (as defined below) on a timely basis. All of the SEC Documents (other than preliminary materials), as of their respective filing dates, complied or will comply in all material respects with all applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended, and, in each case, the rules and regulations promulgated thereunder applicable to such SEC Documents. None of the SEC Documents, at the time of filing contained or will contain any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available. As used herein, "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed, or otherwise filed, by the Company with the SEC on or after January 1, 2005 and prior to the Closing Date. No Subsidiary is subject to the reporting requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

      3.8 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Company is a party or by which it is bound or, to the knowledge of the Company, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Company, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Company, or, to the knowledge of the Company, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Company, threatened against the Company or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.8, any reference to the "Company" shall be deemed to include the Subsidiaries.

      3.9 Tax Matters.

            (a) The Company has paid, caused to be paid or accrued all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipt taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, property taxes and environmental taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be paid or accrued by it through the date hereof, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect;

            (b) The Company has timely filed or requested an extension of the time to file all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect;

            (c) For all periods from its inception, the Company has qualified to be treated as a "real estate investment trust" (a "REIT") within the meaning of Sections 856-860 of the Code. For the periods described in the preceding sentence, the Company has met all requirements necessary to be treated as a REIT for purposes of the income Tax provisions of those states in which the Company is subject to income Tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code; and

            (d) To the Company's knowledge, after consulting with its independent auditors and tax counsel, the Company has not taken or agreed to take any action that would prevent any Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      3.10 Full Disclosure. The representations of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Company for inclusion in the Consent Solicitation/Offering Memorandum to be distributed to Target REIT Stockholders, pursuant to Section 5.3 hereof (the "Consent Solicitation/Offering Memorandum") contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Company should occur that is required to be described in an amendment of or supplement to the Consent Solicitation/Offering Memorandum, the Company shall, together with the Target REITS, prepare, file and disseminate such amendment or supplement. To the Company's knowledge, all of the representations and warranties of each of the Target REITs set forth in this Agreement are true and correct as of the date hereof.

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS

            Each of the Target REITs individually represents and warrants to the Company that the statements contained in this Article 4 are true and correct as to itself, except as set forth in the disclosure schedules delivered at or prior to the execution hereof by each of the Target REITs to the Company (each, a "Target REIT Disclosure Schedule" and, collectively, the "Target REITs Disclosure Schedules"). Each Target REIT Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 4, and the disclosures in any paragraph of any Target REIT Disclosure Schedule shall also be deemed to qualify all other paragraphs in this
Article 4 with respect to that Target REIT. In the event that at the time of the execution of this Agreement the Company has knowledge that any of the representations or warranties of any Target REIT contained herein are not true and correct, such Target REIT shall not be deemed to be in breach of this Agreement in respect thereof, including without limitation for purposes of Sections 6(f) and 7.1(c) below.

      4.1 Due Organization; Authority.

            (a) The Target REIT is a corporation duly organized and validly existing under the laws of the State of Delaware. The Target REIT (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Target REIT (a "Target REIT Material Adverse Effect").

            (b) The Target REIT has provided the Company and each other Target REIT with a true and complete copy of its certificate of incorporation and bylaws, each as amended to date.

      4.2 Authorization; Validity; Effect of Agreement. The Target REIT has all requisite power, authority and legal right to enter into this Agreement and to consummate the Mergers. The execution and delivery of this Agreement by the Target REIT and, subject to the approval of this Agreement by its Target REIT Stockholders, the consummation by the Target REIT of its Merger have been duly authorized by all necessary corporate action on the part of the Target REIT, and this Agreement is a legal, valid and binding obligation of the Target REIT, enforceable against the Target REIT in accordance with its terms.

      4.3 Financial Statements.

            (a) The Target REIT has previously delivered or made available to the Company the following financial statements (collectively, the "Target REIT Financial Statements"): (i) statement of income for the twelve months ended December 31, 2005 (audited); (ii) statement of cash flows from date of inception through December 31, 2005 (audited), (iii) a balance sheet as of December 31, 2005 (audited) (the "Target REIT Balance Sheet"). The Target REIT Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Target REIT as of their respective dates and for the periods presented therein.

            (b) The Target REIT has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Target REIT Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Target REIT Balance Sheet, (iii) incurred after the date of the Target REIT Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Target REIT Material Adverse Effect.

      4.4 Contracts and Commitments. The Target REIT has delivered or made available to the Company a correct and complete copy of each contract to which the Target REIT is a party that is material to the Target REIT (each a "Target REIT Material Contract"). Each Target REIT Material Contract is in full force and effect and neither the Target REIT nor, to the knowledge of the Target REIT, the other party thereto is in breach or default thereunder, other than breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.5 No Violation.

            (a) Neither the execution and delivery by the Target REIT of this Agreement, nor the consummation by the Target REIT of its Merger and compliance by the Target REIT with the provisions hereof, will: (i) conflict with or violate any provision of its certificate of incorporation or bylaws; (ii) require on the part of the Target REIT any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) the filing of the Certificates of Merger or (y) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Target REIT is a party or by which the Target REIT is bound or to which any of its assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Target REIT; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Target REIT or any of its properties or assets.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Target REIT to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the Mergers, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

      4.6 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Target REIT is a party or by which it is bound or, to the knowledge of the Target REIT, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Target REIT, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Target REIT, or, to the knowledge of the Target REIT, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Target REIT, threatened against the Target REIT or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.7 Title to Assets. The Target REIT has good and marketable title to the assets reflected in the most recent Target REIT Balance Sheet and will hold good and marketable title to such assets, and any assets acquired by the Target REIT prior to the Effective Time, except for assets disposed of in the ordinary course of business (which assets do not include its Property) and except as the failure of the Target REIT to have such good and marketable title is not, in the aggregate, material to the Target REIT. The assets reflected on the Target REIT Balance Sheet include its Property. Except as otherwise disclosed in the Target REIT Balance Sheet or related notes accompanying it, all the assets referred to in the first sentence of this Section 4.7 are owned free and clear of any and all material adverse claims, security interests, charges or other encumbrances or restrictions of every nature, except liens for current taxes not yet due and payable or landlords' liens as provided for in the relevant leases, or by applicable law.

      4.8 Real Property.

            With respect to each parcel of Property owned by the Target REIT, either directly or through a wholly-owned subsidiary:

            (a) the Target REIT has good and clear record and marketable title to such parcel, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not impair the uses, occupancy or value of such parcel for its existing use as an office building (the "Intended Uses");

            (b) there are no (i) pending or, to the knowledge of the Target REIT, threatened condemnation proceedings relating to such parcel, (ii) pending or, to the knowledge of the Target REIT, threatened litigation or administrative actions relating to such parcel, or (iii) other matters affecting adversely the Intended Uses or, occupancy or value thereof;

            (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements for the Intended Uses is permitted under applicable zoning and land use laws, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of, or are affirmatively covered by title insurance with respect to, setback requirements applicable to them, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and no building is located within a special flood hazard area, except as shown in Section 4.8 of the Target REIT Disclosure Schedule, or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

            (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Target REIT and those tenants under leases described in Section 4.9) the right of use or occupancy of any portion of such parcel, except for leases, subleases, licenses or agreements which do not impair the Intended Uses;

            (e) except as set forth in Section 4.8(e) in the Target REIT Disclosure Schedule, there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

            (f) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

            (g) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

            (h) the Target REIT has received no notice of any, and, to the knowledge of the Target REIT, there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels;

            (i) the improvements constructed on the parcels are in good condition and proper order, free of material roof leaks, untreated material insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects; and

            (j) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies or facilities as to which a permanent, irrevocable appurtenant easement exists benefiting such parcel granting the use of such facilities) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or
(iii) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities except with respect to utility or storm water facilities pursuant to recorded easement agreements or declarations of common easements the use of which do not impair the Intended Uses. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

      4.9 Real Property Leases. The Target REIT has delivered or made available to the Company complete and accurate copies of the leases and subleases (as amended to date) of its Property. With respect to each such lease and sublease:

            (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

            (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time;

            (c) neither the Target REIT nor, to the knowledge of the Target REIT, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Target REIT, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Target REIT or, to the knowledge of the Target REIT, any other party under such lease or sublease;

            (d) the Target REIT has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sublease-hold that have not been discharged; and

            (e) the Target REIT is not aware of any security interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Target REIT of the property subject thereto.

      4.10 Compliance with Laws; Permits; Environmental Matters.

            (a) The Target REIT has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. There is no pending or, to the knowledge of the Target REIT, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), relating to any Environmental Law involving the Target REIT, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

            (b) There have been no releases in violation of Environmental Laws of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Target REIT. With respect to any such releases of Materials of Environmental Concern, the Target REIT has given all required notices to Governmental Entities (copies of which have been provided to the Company). The Target REIT is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Target REIT that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Target REIT. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

            (c) A complete and accurate copy of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Target REIT (whether conducted by or on behalf of the Target REIT or a third party, and whether done at the initiative of the Target REIT or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Target REIT has possession of or access to has been provided or made available to the Company.

            (d) The Target REIT is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Target REIT.

      4.11 Taxes.

            (a) The Target REIT has paid, caused to be paid or accrued all federal, state, local, foreign and other Taxes, required to be paid or accrued by it through the date hereof;

            (b) The Target REIT has timely filed or requested an extension of the time to file all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

            (c) The Target REIT has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

            (d) For all periods since its inception, the Target REIT has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code. For the periods described in the preceding sentence, the Target REIT has met all requirements necessary to be treated as a REIT for purposes of the income Tax provisions of those states in which the Target REIT is subject to income Tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code;

            (e) Neither the IRS nor any other governmental authority is now asserting by written notice to the Target REIT or, to the knowledge of the Target REIT, threatening to assert against the Target REIT any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of the Target REIT either claimed or raised in writing by the IRS. There is no dispute or claim of a material nature concerning any Tax liability of the Target REIT either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of the Target REIT, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a Taxing authority in a jurisdiction where the Target REIT does not file reports and returns asserting that the Target REIT is or may be subject to Taxation by that jurisdiction; and

            (f) To the Target REIT's knowledge, after consulting with its independent auditors and tax counsel, the Target REIT has not taken or agreed to take any action that would prevent its Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      4.12 No Existing Discussions. As of the date of this Agreement, no Target REIT is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.5(e)).

      4.13 Full Disclosure. The representations of the Target REIT contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Target REIT for inclusion in the Consent Solicitation/Offering Memorandum contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Target REIT should occur that is required to be described in an amendment of or supplement to the Consent Solicitation/Offering Memorandum, the Target REIT promptly shall inform the Company and assist in the preparation, filing, dissemination of such amendment or supplement.

ARTICLE 4A  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS

      The Target REITs jointly and severally represent and warrant that no person listed in Schedule 4A of the Company Disclosure Schedule will, on the Effective Date, receive 5% or more of the aggregate Merger Consideration and that such persons in the aggregate will not receive 10% or more of the Merger Consideration.

ARTICLE 5   COVENANTS AND ADDITIONAL AGREEMENTS

      5.1 Conduct of Business. Prior to the Effective Time, or the earlier termination of this Agreement, the Company and each Target REIT shall use its reasonable efforts to (i) carry on its business in the ordinary course in substantially the same manner as previously conducted, (ii) preserve intact its present business organization and goodwill, (iii) maintain permits, licenses and authorizations, (iv) preserve its relationships with third parties and (v) take all actions necessary to continue to qualify as a REIT, including, without limitations, the payment of dividends.

      5.2 Other Actions. No Target REIT shall take or omit to take any action that would result in any of the representations and warranties of such Target REIT made in or pursuant to this Agreement becoming untrue or incomplete, in any of the covenants and agreements of such Target REIT being breached, or in any of the conditions to the Closing required to be satisfied by such Target REIT not being satisfied. Neither the Company nor any Acquisition Subsidiary shall take or omit to take any action that would result in any of the representations and warranties of the Company, any Acquisition Subsidiary or any Target REIT made in or pursuant to this Agreement becoming untrue or incomplete, in any of the covenants and agreements of the Company, any Acquisition Subsidiary or any Target REIT being breached, or in any of the conditions to the Closing not being satisfied.

      5.3 Approval of Target REIT Stockholders. Promptly following the execution of this Agreement, the Company, together with the Target REITs, shall prepare and distribute to the Target REIT Stockholders the Consent Solicitation/Offering Memorandum, asking the Target REIT Stockholders to vote upon the adoption of this Agreement and the Mergers and including, among other things, a summary of the Mergers and this Agreement, all of the information required under applicable securities laws and all required information regarding appraisal rights. Except as permitted by Section 5.5 below, (a) the Consent Solicitation/Offering Memorandum shall contain the recommendation of the Target Boards of Directors that the Target REIT Stockholders approve the adoption of this Agreement and the Mergers and (b) each of the Target REITs, subject to and in accordance with applicable law, shall use its respective reasonable best efforts to obtain such approval described in this Section 5.3, including without limitation, by timely mailing the Consent Solicitation/Offering Memorandum to its Target REIT Stockholders. Subject to the requirements of the voting agreement between the Company and FSP Blue Lagoon Drive Corp., the Company agrees (i) to vote or cause to be voted any shares of Target REIT capital stock owned by the Company, including without limitation any shares of Target REIT capital stock owned by a Subsidiary of the Company, and including without limitation shares of Target Stock and common stock, in favor of the Mergers and the adoption of this Agreement and (ii) to not transfer or cause or allow to be transferred any such shares from the date hereof until following the earlier of the Effective Time or the termination of this Agreement. If the Target REIT Stockholder approval is obtained by means of a written consent, each Target REIT shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the applicable Target REIT that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of such Target REIT and that appraisal rights are available for their Target Stock pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Company immediately prior to the Mergers of the date on which such notice was sent.

      5.4 Consents and Approvals. The Company and the Target REITs shall each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary consents, waivers, approvals, authorizations and orders and to make all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

      5.5 No Solicitation.

            (a) Except as set forth in this Section 5.5, no Target REIT shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to, directly or indirectly:

                  (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under
Section 203 of the DGCL that would require such approval in the absence of Article TENTH of such Target REIT's charter, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL that would require such approval in the absence of Article TENTH of such Target REIT's charter and
(C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Target Stock; or

                  (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement by the respective Target REIT Stockholders (the "Specified Time"), the Target REITs may, to the extent necessary to act in a manner consistent with the respective fiduciary obligations of the Target Board of Directors, as determined in good faith by such respective Target Board of Directors, after consultation with outside counsel, in response to a Superior Proposal that did not result from a breach by the respective Target REIT of this Section 5.5, and subject to compliance with Section 5.5(c), (x) furnish information with respect to such Target REIT to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5(a) by any Representative of any Target REIT, whether or not such person is purporting to act on behalf of a Target REIT or otherwise, shall be deemed to be a breach of this Section 5.5(a) by the respective Target REIT.

            (b) No Target REIT Board of Directors nor any committee thereof shall:

                  (i) except as set forth in this Section 5.5, withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to the Company or any other Target REIT, its approval or recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby;

                  (ii) cause or permit its Target REIT to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.5(a) entered into in the circumstances referred to in Section 5.5(a)); or

                  (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, a Target REIT Board of Directors may, in response to a Superior Proposal that did not result from a breach by such Target REIT of this Section 5.5, withdraw or modify its recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby if such Target REIT Board of Directors determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following receipt by the Company of written notice advising it that such Target Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 5.5 shall be deemed to (A) permit any Target REIT to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.5(b), (B) affect any obligation of the Company or the Target REITs under this Agreement or (C) limit a Target REITs' respective obligation to solicit consents from its Target REIT Stockholders, regardless of whether such Target REIT Board of Directors has withdrawn or modified its recommendation.

            (c) Each Target REIT shall promptly advise the Company and the other Target REITs orally, with written confirmation to follow promptly (and in any event within 24 hours of the receipt of the applicable Acquisition Proposal or request for information), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. No Target REIT shall provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until five business days after such Target REIT has first notified the Company and the other Target REITs of such Acquisition Proposal as required by the preceding sentence. The Target REIT receiving an Acquisition Proposal or inquiry shall (i) keep the Company and the other Target REITs fully informed, on a reasonably current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Company and the other Target REITs as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Target REIT receiving an Acquisition Proposal or inquiry from any third party in connection with any Acquisition Proposal or inquiry or sent or provided by such Target REIT to any third party in connection with any Superior Proposal, and (iii) if the Company shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Target REIT receiving a Superior Proposal shall furnish a copy of such information to the Company and the other Target REITs.

            (d) On the date hereof, each Target REIT shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Each Target REIT shall use commercially reasonable efforts to have all copies of all nonpublic information it and its Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to such Target REIT as soon as possible.

            (e) For purposes of this Agreement:

                  "Acquisition Proposal" means, with respect to any Target REIT,
(i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such Target REIT, (ii) any proposal for the issuance by such Target REIT of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of such Target REIT, in each case other than the Mergers contemplated by this Agreement.

                  "Superior Proposal" means, with respect to any Target REIT, any unsolicited, bona fide written proposal made by a third party to acquire substantially all of the equity securities or assets of such Target REIT, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which such Target REIT's Board of Directors determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of such Target REIT than the transactions contemplated by this Agreement (after taking into account the written opinion with respect thereto of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either the Company or such the Target REIT to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Target REIT Board of Directors is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

      5.6 Dividends. From and after the date of this Agreement, no Target REIT shall declare or make any dividend or distribution to its stockholders without the prior written consent of the Company; provided, however, the written consent of the Company shall not be required for the declaration and payment by a Target REIT of a quarterly dividend on its Target Stock in the second quarter of 2006 in respect of the first quarter of 2006. The foregoing restriction shall not apply, however, to the extent a distribution by a Target REIT is necessary for such Target REIT to maintain its REIT status. The Company shall assume the obligation to pay any dividend declared by a Target REIT in accordance with this
Section 5.6, but not paid by a Target REIT prior to the Effective Date. Following the Effective Time, in the event the Company declares a dividend in respect of the quarter in which the Effective Time occurred, the holders of shares of the Company issued in the Mergers who hold such shares on the record date for such dividend shall be entitled to receive the full amount of such dividend, and, without limiting the generality of the foregoing, such dividend shall not be reduced to reflect the fact that such holders owned such shares for less than the full quarter.

      5.7 Listing of Shares. The Company shall use reasonable efforts to cause the shares of Common Stock issuable hereunder to be listed for trading on the American Stock Exchange as soon as practicable following the Closing.

      5.8 Indemnification.

            (a) The Company shall not, for a period of six years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of any Target REIT for the benefit of any individual who served as a director or officer of any Target REIT at any time prior to the Closing (the "Indemnified Executives"), except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

            (b) For a period of six years after the Closing, the Company shall maintain in effect a directors' and officers' liability insurance policy covering the Indemnified Executives who are currently covered by the Company's directors' and officers' liability insurance policy, including without limitation the directors of the Target REITs, with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage and with coverage and scope covering such Indemnified Executives' service for the Target REITs.

            (c) The Indemnified Executives are third party beneficiaries with respect to the provisions of this Section 5.8.

ARTICLE 6   CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS.

            The respective obligations of the parties hereto to consummate the Mergers pursuant to the terms of this Agreement are subject to satisfaction of the following conditions precedent on or prior to the Closing Date. In the event that one or more of these conditions are not satisfied on or prior to the Closing Date, the party or parties whose obligations hereunder are subject to the satisfaction of such condition or conditions may either elect to terminate this Agreement or waive the satisfaction of such condition. The conditions are:

            (a) this Agreement and the Mergers shall have been approved by the holders of a majority of the shares of Target Stock of each Target REIT other than a Target REIT with respect to which this Agreement has been terminated in accordance with Section 8.2(b);

            (b) all necessary consents, waivers, approvals, authorizations or orders required to be obtained and the making of all filings required to be made by any of the parties for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby shall have been obtained or made, as the case may be, on or prior to (and remaining in effect at) the Closing Date;

            (c) the Company and each of the Target REITs shall have received, on or prior to the Closing Date, an opinion from Wilmer Cutler Pickering Hale and Dorr LLP to the effect that each Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (it being agreed that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be satisfied if another nationally recognized law firm renders such opinion, and that the Company and the Target REITs shall use their respective reasonable best efforts to obtain the opinion required by this subsection). Each of the Company and each Target REIT agrees to provide customary representations to Wilmer Cutler Pickering Hale and Dorr LLP (or such other law firm) in connection with the issuance of such opinion;

            (d) either the President and Chief Executive Officer or the Vice President and Chief Operating Officer of the Company shall have delivered to each of the Target REITs a certificate on behalf of the Company, dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of the Company between the date of the most recent Company Financial Statements and the Closing Date, and the President of each of the Target REITs shall have delivered to the Company a certificate on behalf of each Target REIT, each dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of such Target REIT between the date of the most recent Target REIT Financial Statements for such Target REIT and the Closing Date;

            (e) there shall have been no statute, rule, order or regulation enacted or issued by the United States or any State thereof, or by a court, that prohibits the consummation of the Mergers;

            (f) the representations set forth in Section 3, Section 4 and
Article 4A hereof are true and complete in all material respects; provided, however, that the party whose representation was not true and correct shall have no right to not consummate the Closing as a result thereof; and

            (g) the Company shall have a reasonable belief that (i) the number of Target REIT Stockholders who are not Accredited Investors (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) does not exceed 35 and (ii) that each of such Target REIT Stockholders who is not an Accredited Investor, either alone or with his/her/its purchaser representative(s), has such knowledge and experience in business and financial matters that he/she/it is capable of evaluating the merits and risks of the Mergers.

      The conditions described in clause (b) above, may be waived by either the Company or the Target REITs, as the case may be, in whole or in part if, in the opinion of either the Company or the Target REITs, as the case may be, such waiver does not materially affect the terms of the transaction, which waiver shall not be unreasonably withheld. The conditions described in clause (f) may be waived, in whole or in part, by the party to which the representation that is not true and correct is made.

ARTICLE 7   TERMINATION AND WAIVER

      7.1 Termination. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Closing Date, notwithstanding approval of the Mergers by the Target REIT Stockholders:

            (a) by the mutual written consent of the parties;

            (b) by the Company or any Target REIT if the Mergers have not been consummated by June 30, 2006 (which date may be extended by mutual agreement of the parties);

            (c) by the Company or any Target REIT if any Target REIT or the Company, respectively, is in material breach of its representations, warranties, covenants or agreements contained in this Agreement, such breach would cause any condition to the Mergers set forth in Article 6 of this Agreement not to be satisfied and such breach is not cured within 20 days following delivery by the terminating party to the breaching party of written notice of such breach;

            (d) by the Company or any Target REIT, in the instance where the Target REIT has received a Superior Proposal and the respective Target REIT Board of Directors has withdrawn or modified its approval or recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby, if at a meeting of Target REIT Stockholders (including any adjournment or postponement thereof) or pursuant to a written consent in lieu of a meeting, as contemplated by Section 5.3 above, the requisite vote of such stockholders to adopt this Agreement and approve the Mergers contemplated hereby shall not have been obtained within 30 days of mailing of the Consent Solicitation/Offering Memorandum;

            (e) by the Company if the Market Value is $19.50 or less; and

            (f) by any Target REIT if the last reported sale price of Common Stock on the American Stock Exchange as of the end of regular trading hours on the last day of the 20-trading day period used to determine Market Value is $18.50 or less.

      The dollar amounts in subsections (e) and (f) above are subject to proportionate adjustment for any reclassification, stock split, reverse stock split, stock dividend, reorganization or any other like change with respect to the Common Stock occurring after the date hereof and prior to the Effective Time.

      If a casualty occurs with respect to the Property owned by a particular Target REIT, the Company Board has the right to terminate the Agreement with respect to such Target REIT and to consummate the Mergers with the remaining Target REITs as provided in Section 8.2(b) hereof. In addition, the Company Board has the right to terminate this Agreement with respect to a Target REIT if
(i) after the receipt by any Target REIT of an Acquisition Proposal, the Company requests that such Target REIT Board of Directors reconfirm its recommendation of this Agreement or the Merger with the respective Target REIT and such Target REIT Board of Directors fails to do so within five business days after its receipt of the Company's request or (ii) such Target REIT Board of Directors (or any committee thereof) shall have approved or recommended to its Target REIT Stockholders an Acquisition Proposal.

      7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto or its respective affiliates, partners, directors or officers, except (i) with respect to payment of expenses as described in Section 8.3 and (ii) to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements made in or pursuant to this Agreement.

      7.3 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or made in connection herewith, and (iii) waive compliance with any of the agreements of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      7.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing Date.

ARTICLE 8   MISCELLANEOUS

      8.1 Assignment. The Company may not assign its rights or obligations under this Agreement without the consent of the applicable Target REIT. None of the Target REITs may assign their rights or obligations under this Agreement.

      8.2 Risk of Loss.

            (a) Risk of loss or damage to the assets owned by each Target REIT (the "Assets") by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date, will be on the Target REIT owning such Assets, and thereafter will be on the Combined Company.

            (b) In the event of loss or damage to the Assets that occurs prior to the Closing Date, the applicable Target REIT shall use its commercially reasonable efforts to effect a timely cure of such loss or damage prior to the Closing Date. If the Target REIT is unable to effect such a timely cure, the Target REIT shall so notify the Company, and thereafter, if such loss or damage results in a Target REIT Material Adverse Effect, the Company and such Target REIT shall use good faith efforts to amend this Agreement (without the need to obtain the consent of any other Target REIT) to (A) reflect a decrease in the amount of Merger Consideration to be issued with respect to the Target Stock of such Target REIT based on such loss or damage and (B) extend the term of this Agreement as reasonably necessary taking into account all financial, regulatory, legal and other aspects of such amendment to this Agreement, including, but not limited to, the need to resolicit the stockholders of such Target REIT with respect to participation in the Mergers with the Merger Consideration adjusted to reflect such loss or damage and consummate the Merger with such Target REIT as soon as practicable thereafter; provided, however, that in the event the Company and such Target REIT, after a good faith effort, cannot agree on a decrease in the amount of Merger Consideration to be issued with respect to the Target Stock of such Target REIT based on such loss or damage within a reasonable period of time following notice of such loss or damage, the Company shall have the unilateral right to amend this Agreement to terminate this agreement with respect to such Target REIT and consummate the Mergers with the other Target REITS.

      8.3 Fees and Expenses. The costs associated with each independent third-party appraisal of the fair market value of each Target REIT's real estate ("Appraisal") obtained by the respective Target Boards of Directors shall be paid by the Target REIT owning the real estate that is the subject of the Appraisal. The costs associated with investment banking advice and each fairness opinion of each Target REIT (the "Fairness Opinions") obtained by the respective Target Boards of Directors shall be paid by the Target REIT receiving such advice and Fairness Opinion. The fees and expenses of each Target REIT's legal counsel and accountants shall be paid by the respective Target REIT. All other expenses related to the Mergers and the transactions contemplated hereby, including, without limitation, consulting, legal, financial advisor, registration, listing, accounting and administrative expenses, shall be paid by the Company.

      8.4 Entire Agreement; Modifications; Amendments.

            (a) This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Except as expressly otherwise provided herein, neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

            (b) Subject to applicable law, this Agreement may be amended by the Company and the Target REITs at any time prior to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; provided, however, that after approval by Target REIT Stockholders as provided in Section 6 above, without further approval of the Target REIT Stockholders of such Target REIT, no amendment may be made that alters or changes (i) the amount or kind of Merger Consideration which the Target REIT Stockholders in such Target REIT shall be entitled to receive, (ii) the certificate of incorporation or bylaws of such Target REIT or (iii) the terms and conditions of this Agreement, if such alteration or change would have a material adverse effect on such Target REIT Stockholders.

      8.5 Notices. All notices, demands or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other may be given personally or may be delivered by depositing the same in the U.S. mail, certified, return receipt requested, postage prepaid or by delivering the same to an air courier service, postage prepaid, properly addressed and sent to the address of such party as set forth below, or such other address as either party may from time to time designate by written notice to the other. Notice given by mail shall be considered effective upon the expiration of five business days after deposit. Notice given in any other manner shall be effective only if and when received by the addressee.

      If to the Company:

            Franklin Street Properties Corp.
            401 Edgewater Place, Suite 200
            Wakefield, Massachusetts 01880
            Attention: George J. Carter
            President and Chief Executive Officer
            Fax: (800) 950-6288

      with a copy to:

            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109
            Attention: Kenneth A. Hoxsie, Esq.
            Fax: (617) 526-5000

      If to a Target REIT:

            c/o Franklin Street Properties Corp.
            401 Edgewater Place, Suite 200
            Wakefield, Massachusetts 01880
            Attention:  William W. Gribbell and R. Scott
            MacPhee, Members of the Special Committee of the Board of Directors
            Fax: (800) 950-6288

      with a copy to:

            Gehrke, Gish & Umana LLP
            Two Faneuil Hall Marketplace
            South Market Building, 4th Floor
            Boston, Massachusetts 02109
            Attention: William S. Gehrke, Esq.
            Fax: (617) 507-8177

      8.6 Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

      8.7 Captions. The captions used in this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

      8.8 Counterparts. This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

      8.9 Binding Effect. Subject to the restrictions on assignment contained in
Section 8.1 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

      8.10 Attorneys' Fees. Subject to the requirements of Section 8.12 hereof, should any party hereto employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach hereof, the nonprevailing party or parties in any action pursued in courts of competent jurisdiction (the finality of which action is not legally contested) agrees to pay to the prevailing party or parties all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith; provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such costs, expenses and attorneys' fees shall be apportioned in accordance with the monetary values of the items decided against each party.

      8.11 No Waiver; Severability. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, and shall in no way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

      8.12 No Joint and Several Liability. If one of the Target REITs defaults under, or is in breach of, any of its representations, warranties or covenants contained in this Agreement, such Target REIT shall be accountable to the Company and shall be liable for the damages caused by such default or breach to the extent provided in Section 7.2 hereof. Each Target REIT hereunder has undertaken obligations and made representations, warranties, disclosures and covenants herein and in and pursuant to the exhibits hereto solely with respect to itself and the Property and Assets owned by it. Nothing contained herein, however, is intended to make any of the Target REITs jointly and severally liable for the default or breach by any of the other Target REITs, and with respect to any such default and breach such shall be solely the obligation and responsibility of the Target REIT responsible for the default or breach, and no Target REIT shall be liable to any other Target REIT hereunder.

      8.13 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.


                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first set forth above.

                                      COMPANY:

                                      FRANKLIN STREET PROPERTIES CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President and Chief Executive
                                                 Officer

                                      ACQUISITION SUBSIDIARIES:

                                      BLUE LAGOON ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                     INNSBROOK ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      WILLOW BEND ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      380 INTERLOCKEN ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      ELDRIDGE GREEN ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      TARGET REITS:


                                      FSP BLUE LAGOON DRIVE CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      FSP INNSBROOK CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      FSP WILLOW BEND OFFICE CENTER CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      FSP 380 INTERLOCKEN CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                      FSP ELDRIDGE GREEN CORP.

                                      By: /s/ George J. Carter
                                          Name: George J. Carter
                                          Title: President

                                    Exhibit A


Name and Address                               Property
----------------                               --------

FSP BLUE LAGOON DRIVE CORP.                    Office Building in Miami, FL
5505 Blue Lagoon Drive
Miami, FL 33126

FSP INNSBROOK CORP.                            Three Office Buildings in Glen
5600, 5620, 5640 Cox Road                      Allen, VA
Glen Allen, VA 23060

FSP WILLOW BEND OFFICE CENTER CORP.            Office Building in Plano, TX
2740 West Dallas Parkway
Plano, TX 75093

FSP 380 INTERLOCKEN CORP.                      Office Building in Broomfield, CO
380 Interlocken Crescent Blvd.
Broomfield, CO 80021

FSP ELDRIDGE GREEN CORP.                       Office Building in Houston, TX
1293 Eldridge Parkway
Houston, TX 77027

                                    Exhibit B


Name                                                      Price Per Share
----                                                      ---------------

FSP BLUE LAGOON DRIVE CORP.                                 $100,000.00

FSP INNSBROOK CORP.                                         $105,263.16

FSP WILLOW BEND OFFICE CENTER CORP.                         $100,000.00

FSP 380 INTERLOCKEN CORP.                                   $105,000.00

FSP ELDRIDGE GREEN CORP.                                    $121,546.96

                                    Exhibit C

FSP Willow Bend Corp.

                              Total       Per Share
                          ---------------------------
Purchase Price:              $20,600,000    $100,000
Maximum Shares Issuable        1,030,000       5,000

                                 Total Merger Consideration                 Merger Consideration Per Share
                          ----------------------------------------     ----------------------------------------
          FSP                        FSP                                         FSP
        Market              Common Stock        Cash                    Common Stock         Cash
         Value                    Issued        Paid        Total             Issued         Paid        Total
------------------------  ----------------------------------------     ----------------------------------------

        $18.50                 1,030,000  $1,545,000  $20,600,000           5,000.00    $7,500.00  $100,000.00
        $19.00                 1,030,000   1,030,000   20,600,000           5,000.00    $5,000.00   100,000.00
        $19.50                 1,030,000     515,000   20,600,000           5,000.00    $2,500.00   100,000.00
        $20.00                 1,030,000          --   20,600,000           5,000.00           --   100,000.00
        $20.50                 1,004,878          --   20,600,000           4,878.05           --   100,000.00
        $21.00                   980,952          --   20,600,000           4,761.90           --   100,000.00
        $21.50                   958,140          --   20,600,000           4,651.16           --   100,000.00

FSP Innsbrook Corp.

                              Total      Per Share
                          --------------------------
Purchase Price:             $50,000,000 $105,263.16
Maximum Shares Issuable       2,500,000       5,263

                                 Total Merger Consideration                Merger Consideration Per Share
                          ----------------------------------------    ----------------------------------------
          FSP                       FSP                                         FSP
        Market             Common Stock        Cash                    Common Stock        Cash
         Value                   Issued        Paid         Total            Issued        Paid         Total
------------------------  ----------------------------------------    ----------------------------------------

        $18.50                2,500,000  $3,750,000   $50,000,000          5,263.16   $7,894.74   $105,263.16
        $19.00                2,500,000   2,500,000    50,000,000          5,263.16   $5,263.16    105,263.16
        $19.50                2,500,000   1,250,000    50,000,000          5,263.16   $2,631.58    105,263.16
        $20.00                2,500,000          --    50,000,000          5,263.16          --    105,263.16
        $20.50                2,439,024          --    50,000,000          5,134.79          --    105,263.16
        $21.00                2,380,952          --    50,000,000          5,012.53          --    105,263.16
        $21.50                2,325,581          --    50,000,000          4,895.96          --    105,263.16

FSP 380 Interlocken Corp.

                             Total       Per Share
                         ---------------------------
Purchase Price:             $50,400,000    $105,000
Maximum Shares Issuable       2,520,000       5,250

                                Total Merger Consideration                 Merger Consideration Per Share
                         ----------------------------------------     ----------------------------------------
          FSP                       FSP                                         FSP
        Market             Common Stock        Cash                    Common Stock        Cash
         Value                   Issued        Paid        Total             Issued        Paid         Total
------------------------ ----------------------------------------     ----------------------------------------

        $18.50                2,520,000  $3,780,000  $50,400,000           5,250.00   $7,875.00   $105,000.00
        $19.00                2,520,000   2,520,000   50,400,000           5,250.00   $5,250.00    105,000.00
        $19.50                2,520,000   1,260,000   50,400,000           5,250.00   $2,625.00    105,000.00
        $20.00                2,520,000          --   50,400,000           5,250.00          --    105,000.00
        $20.50                2,458,537          --   50,400,000           5,121.95          --    105,000.00
        $21.00                2,400,000          --   50,400,000           5,000.00          --    105,000.00
        $21.50                2,344,186          --   50,400,000           4,883.72          --    105,000.00

FSP Eldridge Green Corp.

                             Total         Per Share
                         -----------------------------
Purchase Price:             $53,784,530   $121,546.96
Maximum Shares Issuable       2,689,226         6,077

                                Total Merger Consideration                 Merger Consideration Per Share
                         ----------------------------------------     ----------------------------------------
          FSP                       FSP                                         FSP
        Market             Common Stock        Cash                    Common Stock        Cash
         Value                   Issued        Paid        Total             Issued        Paid         Total
------------------------ ----------------------------------------     ----------------------------------------

        $18.50                2,689,226  $4,033,840  $53,784,530           6,077.35   $9,116.02   $121,546.96
        $19.00                2,689,226   2,689,226   53,784,530           6,077.35   $6,077.35    121,546.96
        $19.50                2,689,226   1,344,613   53,784,530           6,077.35   $3,038.67    121,546.96
        $20.00                2,689,226          --   53,784,530           6,077.35          --    121,546.96
        $20.50                2,623,636          --   53,784,530           5,929.12          --    121,546.96
        $21.00                2,561,168          --   53,784,530           5,787.95          --    121,546.96
        $21.50                2,501,606          --   53,784,530           5,653.35          --    121,546.96

FSP Blue Lagoon Drive Corp.

                              Total      Per Share
                          --------------------------
Purchase Price:             $54,975,000    $100,000
Maximum Shares Issuable       2,748,750       5,000

                                Total Merger Consideration                Merger Consideration Per Share
                          ---------------------------------------     ---------------------------------------
          FSP                       FSP                                         FSP
        Market             Common Stock        Cash                    Common Stock        Cash
         Value                   Issued        Paid        Total             Issued        Paid        Total
------------------------  ---------------------------------------     ---------------------------------------

         $18.50               2,748,750  $4,123,236  $54,975,000           5,000.00   $7,500.00  $100,000.00
         $19.00               2,748,750   2,748,750   54,975,000           5,000.00   $5,000.00   100,000.00
         $19.50               2,748,750   1,374,275   54,975,000           5,000.00   $2,500.00   100,000.00
         $20.00               2,748,750          --   54,975,000           5,000.00          --   100,000.00
         $20.50               2,681,707          --   54,975,000           4,878.05          --   100,000.00
         $21.00               2,617,857          --   54,975,000           4,761.90          --   100,000.00
         $21.50               2,556,977          --   54,975,000           4,651.16          --   100,000.00